Exhibit 99.1

FOSSIL GROUP, INC. REPORTS THIRD QUARTER FISCAL YEAR 2016 RESULTS;

Third Quarter Net Sales of $738 million; Diluted EPS of $0.36

Updates Fiscal 2016 Guidance and Provides Fourth Quarter Guidance

Launches Multi-Year Process to Drive Profit Improvement
__________________________________________

Richardson, TX. November 3, 2016 – Fossil Group, Inc. (NASDAQ: FOSL) (the “Company”) today reported its financial results for the fiscal quarter ended October 1, 2016.
Third Quarter Fiscal Year 2016 Revenue Summary
In the third quarter of fiscal 2016, reported worldwide net sales decreased 4% or $33.3 million including declines in the Company’s multi-brand licensed watch portfolio, leathers and jewelry. The following table provides a summary of net sales performance compared to the third quarter of fiscal year 2015.

	Third Quarter 2016
	Reported Results (1)	Constant Currency (2)
Total Company	-4%	-4%
Americas	-8%	-7%
Europe	-7%	-4%
Asia	12%	8%

Watches	-2%	-2%
Leathers	-11%	-11%
Jewelry	-10%	-9%

(1)	Includes impacts from currency.

(2)
Eliminates the effect of the stronger U.S. dollar in fiscal 2016 to give investors a better understanding of the underlying trends within the business. See constant currency financial information at the end of this release for more information.

The Company reported net income for the third quarter of fiscal 2016 of $17.4 million compared to $57.5 million for the third quarter of fiscal 2015. Diluted earnings per share were $0.36, and included a $0.16 per diluted share benefit from real estate transactions, offset by a $0.22 per diluted share restructuring charge, primarily associated with accelerated store closings. Diluted earnings per share for the third quarter of fiscal 2015 were $1.19 and included a $0.05 restructuring charge.
Kosta Kartsotis, Chief Executive Officer, commented on the results.  “With our third quarter behind us and our results in line with our expectations, we’ve entered the fourth quarter well positioned with our new wearables in the marketplace and by all measures, they’re off to a great start. From that perspective, we are very pleased with our team’s effort and ability to launch our new wearables across eight brands over the last couple of months. We achieved this through the great work of our entire organization, with everyone focused on delivering over 100 skus including display smartwatches, hybrids and activity trackers in 40 countries and 20 different languages. While these launches were a monumental accomplishment and a huge milestone for our company, we know this is truly just the beginning of our wearables journey and of the opportunity it represents for Fossil Group. In less than one year, we fully integrated Misfit’s team into the organization, leveraged their platform and deployed new technology and functionality over much of our portfolio. We know we have lots of work ahead of us and there will be new challenges along the way, as we expand on our early success but we continue to believe that this is a very exciting and unique opportunity for us to ignite the watch category and to change the trajectory of our business."

Mr. Kartsotis continued, "The growing interest in connected accessories and our early success in the space reinforce our need to deploy our resources behind this category and our most compelling growth opportunities. To that end, today we announced that our team has begun working on a multi-year plan to reinvent Fossil Group. While it is early in the process, we envision a comprehensive plan that will evolve our model and the way we work, the way we develop product and the way we bring our products to market. We expect the program will touch all aspects of our business as we enhance our operational capabilities, gain greater efficiencies and take optimal advantage of our considerable scale. We’ll review and adjust our overall structure with an eye toward streamlining the way we work to respond to the changing needs and demands of our customers. And we’ll examine and adjust our store fleet to reflect the evolving shopping habits of today’s consumer."
Mr. Kartsotis concluded, "We are confident in our strategies and believe that our global operating platform, powerful portfolio of brands and ability to lead in wearables, uniquely position us to expand our addressable market and drive growth. By combining our scale, competitive advantages and improved operating capabilities, we believe we can improve our financial performance, build a nimble and responsive operating platform and drive long-term shareholder value."
Operating Results
Compared to the third quarter of fiscal 2015, the impact of a stronger U.S. dollar decreased the Company’s reported net sales by $3.9 million, operating income by $3.8 million and diluted earnings per share by $0.15, including the impact of hedging activity in the prior fiscal year. The following discussion of the Company’s net sales is presented on a GAAP basis and in constant dollars and reflects regional performance based on sales in all channels within the geographic location.

Third quarter fiscal 2016 worldwide net sales decreased $33.3 million or 4% and $29.4 million in constant currency (also a 4% decline) compared to the third quarter of fiscal 2015, with growth in SKAGEN® and FOSSIL® offset by a decline in the licensed portfolio. Across product categories, sales declined in leathers, jewelry and watches.
Net sales in the Americas decreased $30.0 million or 8% and $28.8 million in constant currency (a 7% decline) compared to the third quarter of fiscal 2015, with a decline in watches, leathers and jewelry compared to last fiscal year. A sales decline in the U.S. drove the decline in the region.
Net sales in Europe decreased $17.1 million or 7% and $10.1 million in constant currency (a 4% decline) compared to the third quarter of fiscal 2015, with a decline in watches, jewelry and leathers compared to last fiscal year. Within the region, modest growth in the Middle East and Eastern European markets was offset by a decline in Germany, France and the U.K.
Net sales in Asia increased $13.8 million or 12% and $9.5 million in constant currency (an 8% increase) compared to the third quarter of fiscal 2015, with an increase in watches, jewelry and leathers compared to last fiscal year. Within the region, an increase in South Korea, India and China was partially offset by a decline in Japan.
Global retail comps for the third quarter of fiscal 2016 decreased 3% compared to the third quarter of fiscal 2015 with declines in all product categories. Positive comps in Asia were more than offset by flat comps in Europe and a decline in the Americas.
During the third quarter of fiscal 2016, gross margin decreased 200 basis points to 52.2%. The decrease in gross margin was driven by promotional activity in the outlet channel, combined with a mix towards lower margin product, an increase in the relative mix of off-price sales and the negative impact of changes in foreign currencies.
The Company’s operating expenses were $354 million, including $15 million of restructuring costs, primarily associated with accelerated store closings and a $10 million benefit from real estate transactions. Excluding those items, expenses were slightly higher compared to the third quarter of fiscal 2015 driven by an increase in expenses associated with Misfit and wearables infrastructure, including purchase accounting costs. Those increases were partially offset by lower overall infrastructure expenses and marketing costs. As a percentage of net sales, operating expense increased 370 basis points to 48.0%.
Operating income for the third quarter of fiscal 2016 decreased to $31.2 million, including the unfavorable impact of restructuring charges and currency, partially offset by the benefit of real estate transactions. Operating margin decreased to 4.2% compared to 9.8% in the prior fiscal year.
During the fiscal 2016 third quarter, interest expense increased $1.9 million to $7.0 million and other income decreased $5.2 million to $1.6 million due to lower gains on foreign currency contracts and account balances compared to the prior fiscal year.

The Company’s effective income tax rate in the third quarter of fiscal 2016 was 25.0% compared to 22.3% for the third quarter of fiscal 2015.
Fall 2016 Connected Accessories Product Launches
The Company has posted an investor presentation titled, "FOSSIL GROUP - FALL 2016 WEARABLES" at www.fossilgroup.com/investors/ in the investor news section. This presentation includes product images of its new connected accessories that were launched in the fall of 2016.

Multi-Year Profit Improvement Initiative
During the quarter, the Company began working on a multi-year plan to reinvent Fossil Group designed to strengthen the foundation of the Company for the future and support long-term sales growth and profitability objectives. Based on its initial estimates, which are preliminary and could change, the Company believes that, at the conclusion of the multi-year process, it could achieve annualized operating profit improvements in excess of $200 million over current levels. The Company anticipates that the plan will result in restructuring charges up to $150 million to be recorded predominantly in 2017 and 2018, with some charges recognized in 2016. Specific to the third quarter of fiscal 2016, the Company recorded $15 million in restructuring charges, primarily asset impairment charges related to plans to close underperforming stores.

Sales and Earnings Guidance
The Company expects that the comparison of its fiscal 2016 results to its fiscal 2015 results will be affected by several factors listed in the chart below. The Company also continues to expect that the operations of Misfit will be dilutive to its 2016 results of operations.

	Full Year 2016	Fourth Quarter 2016
Negative Impact on Net Sales Growth
Foreign Currency Translation	120 basis points	80 basis points

Negative Impact on Operating Margin
Foreign Currency Translation	90 basis points	50 basis points
Amortization of Acquired Misfit Intangible Assets and of Related Contingent Equity Grants	80 basis points	70 basis points
2016 Restructuring Charges	120 basis points	260 basis points

Positive Impact on Operating Margin
Real Estate Transactions	30 basis points	—

Negative Impact on Diluted Earnings Per Share
2016 Restructuring Charges	$0.60	$0.38

Positive Impact on Diluted Earnings Per Share
Real Estate Transactions	$0.16	$—

Negative Impact on Diluted Earnings Per Share Comparison
Impact of Foreign Currency Translation and Change in Non-Operating Foreign Currency Net Gains	$0.85	$0.22
Amortization of Acquired Misfit Intangible Assets and of Related Contingent Equity Grants	$0.37	$0.11
2015 Foreign Tax Credit Benefit	$0.24	$—

Positive Impact from 2015 Charges on Diluted Earnings Per Share Comparison
2015 Restructuring Charges	$0.35	$0.04
2015 Misfit, Inc. Acquisition Costs	$0.12	$0.12
2015 Non-Cash Asset Impairment	$0.13	$0.13

GAAP Guidance
For fiscal 2016, the Company now expects the following:

•	Net sales to decrease in the range of 5.0% to 3.0%

•	Operating margin in the range of approximately 4.0% to 5.0%

•	Diluted earnings per share in the range of approximately $1.30 to $1.80
For the fourth quarter of fiscal 2016, the Company expects the following:

•	Net sales in the range of a 2.0% decrease and a 4.0% increase

•	Operating margin in the range of approximately 5.8% to 8.5%

•	Diluted earnings per share in the range of approximately $0.69 to $1.19
Adjusted Guidance
The Company also provided an estimate of its fiscal 2016 adjusted guidance, which excludes the impact of the 2016 restructuring charges and real estate transaction gain from the distribution center in Dallas, TX. The fiscal 2016 adjusted guidance is a forward-looking, non-GAAP financial measure. The Company believes that the fiscal 2016 adjusted guidance is useful to investors in comparing the Company’s current fiscal 2016 guidance with its prior fiscal 2016 guidance, which did not include amounts for the 2016 restructuring charges and real estate transaction. The Company uses non-GAAP financial measures to evaluate its operating performance. The fiscal 2016 adjusted guidance presented herein should not be considered a substitute for, or superior to, the fiscal 2016 guidance prepared in accordance with GAAP. The following table reconciles the Company’s fiscal 2016 GAAP guidance with its fiscal 2016 adjusted guidance.

	Fiscal 2016 GAAP Guidance	Add Back - Restructuring Charges	Subtract - Dallas Distribution Center Transaction	Fiscal 2016 Adjusted Guidance

Full Year Fiscal 2016
Net Sales	(5.0%) to (3.0%)	—	—	(5.0%) to (3.0%)
Operating Margin	4.0% to 5.0%	(~120 bps)	20 bps	5.0% to 6.0%
Diluted Earnings Per Share	$1.30 to $1.80	$(0.60)	$0.10	$1.80 to $2.30

Fourth Quarter Fiscal 2016
Net Sales	(2.0%) to 4.0%	—	—	(2.0%) to 4.0%
Operating Margin	5.8% to 8.5%	(~260 bps)	—	8.5% to 11.0%
Diluted Earnings Per Share	$0.69 to $1.19	$(0.38)	$—	$1.07 to $1.57

The Company’s guidance assumes that foreign currency exchange rates that affect the Company’s financial results remain at prevailing levels.
Safe Harbor
Certain statements contained herein that are not historical facts, including multi-year profit improvement estimates, future GAAP and adjusted financial guidance as well as estimated impacts from foreign currency translation, amortization expense, foreign tax credits, Misfit, Inc. acquisition costs, non-cash impairments and restructuring charges, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are: changes in economic trends and financial performance, changes in consumer demands, tastes and fashion trends, lower levels of consumer spending resulting from a general economic downturn, shifts in market demand resulting in inventory risks, changes in foreign currency exchange rates, risks related to the success of the multi-year profit improvement initiative, risks related to the integration of Misfit, Inc., risks related to the expanded launch of connected accessories and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2016 filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Readers of this release should consider these factors in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

About Fossil Group, Inc.
Fossil Group, Inc. is a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include fashion watches, jewelry, handbags, small leather goods and wearables. With our newest owned brand, Misfit, we’re bringing style and technology to the high-growth connected space. We’re committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Misfit, Relic, Skagen and Zodiac, and licensed brands, adidas, Armani Exchange, Burberry, Chaps, Diesel, DKNY, Emporio Armani, Karl Lagerfeld, kate spade new york, Marc Jacobs, Michael Kors and Tory Burch. We bring each brand story to life through an extensive wholesale distribution network across 150 countries and over 600 retail locations. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:    Eric M. Cerny            Allison Malkin
FOSSIL GROUP, Inc.        ICR, Inc.
(855) 336-7745            (203) 682-8225

Consolidated Income Statement Data (in millions, except per share data):	For the 13	For the 13	For the 39	For the 39
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	October 1,	October 3,	October 1,	October 3,
	2016	2015	2016	2015
Net sales	$738.0	$771.3	$2,083.2	$2,236.4
Cost of sales	352.9	353.6	994.1	1,008.5
Gross profit	385.1	417.7	1,089.1	1,227.9
Gross margin	52.2%	54.2%	52.3%	54.9%
Operating expense	339.4	338.9	1,013.6	1,003.9
Restructuring expense	14.5	3.1	14.5	21.7
Total operating expense	353.9	342.0	1,028.1	1,025.6
Total operating expense (% of net sales)	48.0%	44.3%	49.4%	45.9%
Operating income	31.2	75.7	61.0	202.3
Operating margin	4.2%	9.8%	2.9%	9.0%
Interest expense	7.0	5.1	19.4	14.3
Other income (expense) - net	1.6	6.8	6.4	28.3
Income before income taxes	25.8	77.4	48.0	216.3
Tax provision	6.4	17.3	13.2	58.7
Less: Net income attributable to noncontrolling interest	2.0	2.6	5.6	7.3
Net income attributable to Fossil Group, Inc.	$17.4	$57.5	$29.2	$150.3
Basic earnings per share	$0.36	$1.19	$0.61	$3.06
Diluted earnings per share	$0.36	$1.19	$0.60	$3.06
Weighted average common shares outstanding:
Basic	48.1	48.2	48.1	49.0
Diluted	48.3	48.2	48.3	49.2

Consolidated Balance Sheet Data (in millions):	October 1,	January 2,	October 3,
	2016	2016	2015

Assets:
Cash and cash equivalents	$236.0	$289.3	$301.6
Accounts receivable - net	321.3	370.8	330.4
Inventories	699.6	625.3	746.3
Other current assets	132.7	157.3	148.8
Total current assets	$1,389.6	$1,442.7	$1,527.1

Property, plant and equipment - net	$290.8	$326.4	$330.4
Goodwill	364.6	359.4	197.2
Intangible and other assets - net	212.6	227.2	170.7
Total long-term assets	$868.0	$913.0	$698.3

Total assets	$2,257.6	$2,355.7	$2,225.4

Liabilities and stockholders' equity:
Accounts payable, accrued expenses and other current liabilities	$397.7	$466.3	$411.3
Short-term debt	26.4	23.2	21.7
Total current liabilities	$424.1	$489.5	$433.0

Long-term debt	$697.4	$785.1	$782.3
Other long-term liabilities	151.2	148.5	126.4
Total long-term liabilities	$848.6	$933.6	$908.7

Stockholders' equity	$984.9	$932.6	$883.7

Total liabilities and stockholders' equity	$2,257.6	$2,355.7	$2,225.4

Business Segment Net Sales (in millions):	For the 13	For the 13	For the 39	For the 39
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	October 1,	October 3,	October 1,	October 3,
	2016	2015	2016	2015
Segment:
Americas	$361.2	$391.2	$1,042.2	$1,143.9
Europe	243.2	260.3	669.1	722.5
Asia	133.6	119.8	371.9	370.0

Total net sales	$738.0	$771.3	$2,083.2	$2,236.4

Product Category Information

Product Sales (in millions):	For the 13	For the 13	For the 39	For the 39
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	October 1,	October 3,	October 1,	October 3,
	2016	2015	2016	2015
Watches	$567.2	$581.0	$1,581.2	$1,708.7
Leathers	93.3	104.8	279.0	287.1
Jewelry	60.2	67.0	171.7	185.8
Other	17.3	18.5	51.3	54.8
Total net sales	$738.0	$771.3	$2,083.2	$2,236.4

Store Count Information

	October 1, 2016				October 3, 2015
	Americas	Europe	Asia	Total	Americas	Europe	Asia	Total
Full price accessory	128	122	66	316	130	126	65	321
Outlets	156	73	46	275	151	67	44	262
Full price multi-brand	0	7	12	19	0	5	21	26
Total stores	284	202	124	610	281	198	130	609

Constant Currency Financial Information
The following table presents the Company’s business segment and product net sales on a constant currency basis. To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average rates during the comparable period of the prior fiscal year. The Company presents constant currency information to provide investors with a basis to evaluate how its underlying business performed excluding the effects of foreign currency exchange rate fluctuations. The constant currency financial information presented herein should not be considered a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

(in millions)	Net Sales			Net Sales
	For the 13 Weeks Ended			For the 39 Weeks Ended
	October 1, 2016			October 1, 2016
	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency
Segment:
Americas	$361.2	$(1.2)	$362.4	$1,042.2	$(9.6)	$1,051.8
Europe	243.2	(7.0)	250.2	669.1	(14.1)	683.2
Asia	133.6	4.3	129.3	371.9	(3.4)	375.3
Total net sales	$738.0	$(3.9)	$741.9	$2,083.2	$(27.1)	$2,110.3

Product Categories:
Watches	$567.2	$(2.7)	$569.9	$1,581.2	$(20.9)	$1,602.1
Leathers	93.3	(0.4)	93.7	279.0	(3.8)	282.8
Jewelry	60.2	(0.8)	61.0	171.7	(2.1)	173.8
Other	17.3	—	17.3	51.3	(0.3)	51.6
Total net sales	$738.0	$(3.9)	$741.9	$2,083.2	$(27.1)	$2,110.3

END OF RELEASE